As filed with the Securities and Exchange Commission on April 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

UPSTART HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-4332431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

(Address of principal executive offices, including zip code)

Upstart Holdings, Inc. 2020 Equity Incentive Plan

Upstart Holdings, Inc. 2020 Employee Stock Purchase Plan

Prodigy Software, Inc. 2015 Stock Incentive Plan

(Full title of the plan)

Dave Girouard

Chief Executive Officer

Upstart Holdings, Inc.

2950 S. Delaware Street, Suite 300

San Mateo, California 94403

(Name and address of agent for service)

(650) 204-1000

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Alison Nicoll Christopher Ing Emily Sairafian Upstart Holdings, Inc. 2950 S. Delaware Street, Suite 300 San Mateo, California 94403 (650) 204-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
—Upstart Holdings, Inc. 2020 Equity Incentive Plan	3,665,701(2)	$108.48(5)	$397,655,244.48	$43,384.19
—Upstart Holdings, Inc. 2020 Employee Stock Purchase Plan	733,140(3)	$92.21(6)	$67,602,839.40	$7,375.47
— Prodigy Software, Inc. 2015 Stock Incentive Plan	23,494(4)	$9.07(7)	$213,090.58	$23.25
Total	4,422,335		$465,471,174.46	$50,782.91

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and the Prodigy Software, Inc. 2015 Stock Incentive Plan (the “Prodigy Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Represents automatic increases on January 1, 2021 to the number of shares available for issuance under the 2020 Plan in accordance with the automatic annual increase provisions of the 2020 Plan.
(3)	Represents automatic increases on January 1, 2021 to the number of shares available for issuance under the 2020 ESPP in accordance with the automatic annual increase provisions of the 2020 ESPP.
(4)

Represents 23,494 shares that may be issued upon the exercise of stock options outstanding under the Prodigy Plan, which stock options were assumed by the Registrant in connection with the transactions contemplated under the Merger Agreement (as defined below) and after the adjustment for the 0.027 exchange ratio under the terms of the Merger Agreement.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $108.48 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 13, 2021.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $108.48 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 13, 2021. Pursuant to the 2020 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2020 ESPP).

(7)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of the outstanding options granted under the Prodigy Plan.

EXPLANATORY NOTE

On March 15, 2021, Upstart Holdings Inc. (“Upstart” or the “Registrant”), AMG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Upstart, AMG Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Upstart, Prodigy Software, Inc., a Delaware corporation and other parties thereto entered into an Agreement and Plan of Reorganization (the “Merger Agreement”). As a result of the consummation on April 8, 2021 of the First Merger (as defined in the Merger Agreement) contemplated by the Merger Agreement, among other things, the Registrant assumed certain outstanding stock options granted under the Prodigy Software, Inc. 2015 Stock Incentive Plan (the “Prodigy Plan” and such stock options, the “Assumed Options”). The Assumed Options are subject to the same terms and conditions that were applicable to them under the Prodigy Plan, except that (i) the Assumed Options relate to shares of common stock of the Registrant, and (ii) the number of shares of common stock of the Registrant subject to the Assumed Options was the result of an adjustment based upon an Option Exchange Ratio (as defined in the Merger Agreement). The aggregate number of shares of common stock of the Registrant to be subject to such Assumed Options will be 23,494. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

In addition to the shares of common stock being registered under the Prodigy Plan, the Registrant is hereby registering (i) an additional 3,665,701 shares of the Registrant’s common stock for issuance under the Upstart Holdings, Inc. 2020 Equity Incentive Plan (“2020 Plan”) pursuant to the provisions of the 2020 Plan that provide for an automatic annual increase in the number of shares reserved for issuance under the 2020 Plan; and (ii) an additional 733,140 shares of the Registrant’s common stock for issuance under the Upstart Holdings, Inc. 2020 Employee Stock Purchase Plan (“2020 ESPP”) pursuant to the provisions of the 2020 ESPP that provide for an automatic annual increase in the number of shares reserved for issuance under the 2020 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Prodigy Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), the prospectus for the Prodigy Plan covered by this Registration Statement is not being filed with or included in this Registration Statement. The prospectus for the Prodigy Plan covered by this Registration Statement and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 18, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39797) filed with the Commission on December 10, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to the Registrant or its stockholders;

•	Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General corporation Law; or

•	Any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1(1)	Form of common stock certificate of the Registrant

4.2(2)	Upstart Holdings, Inc. 2020 Equity Incentive Plan and related form agreements

4.3(3)	Upstart Holdings, Inc. 2020 Employee Stock Purchase Plan and related form agreements

4.4	Prodigy Software, Inc. 2015 Stock Incentive Plan and related form agreements

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

(1)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-249860), filed with the Commission on December 4, 2020.
(2)	Incorporated by reference to Exhibit 10.2 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-249860), filed with the Commission on December 4, 2020.
(3)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-249860), filed with the Commission on December 4, 2020.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on April 16, 2021.

UPSTART HOLDINGS, INC.

By:	/s/ Dave Girouard
Dave Girouard
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dave Girouard, Sanjay Datta and Alison Nicoll, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Dave Girouard	Chief Executive Officer and Director
Dave Girouard	(Principal Executive Officer)	April 16, 2021

/s/ Sanjay Datta	Chief Financial Officer
Sanjay Datta	(Principal Financial Officer)	April 16, 2021

/s/ Natalia Mirgorodskaya	Corporate Controller
Natalia Mirgorodskaya	(Principal Accounting Officer)	April 16, 2021

/s/ Paul Gu	Director	April 16, 2021
Paul Gu

/s/ Mary Hentges	Director	April 16, 2021
Mary Hentges

/s/ Oskar Mielczarek de la Miel	Director	April 16, 2021
Oskar Mielczarek de la Miel

/s/ Ciaran O’Kelly	Director	April 16, 2021
Ciaran O’Kelly

/s/ Sukhinder Singh Cassidy	Director	April 16, 2021
Sukhinder Singh Cassidy

/s/ Robert Schwartz	Director	April 16, 2021
Robert Schwartz

/s/ Hilliard C. Terry III	Director	April 16, 2021
Hilliard C. Terry III

/s/ Kerry W. Cooper	Director	April 16, 2021
Kerry W. Cooper